CHESAPEAKE INVESTMENT TRUST
(fka GARDNER LEWIS INVESTMENT TRUST)
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 29th day of June, 2016, to the Custody Agreement, dated as of July 24, 2007 (the "Custody Agreement"), is entered into by and between Gardner Lewis Investment Trust, a Massachusetts business trust (the "Trust"), and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the name and domicile of the Trust; and

WHEREAS, the parties desire to amend Exhibit C to change the name and domicile of the Trust and the named series of the Trust.

NOW, THEREFORE, the parties agree as follows:

The name Gardner Lewis Investment Trust, a Massachusetts business trust, is hereby superseded and replaced with Chesapeake Investment Trust, a Delaware statutory trust; and

Exhibit C, the Fund Names, is hereby superseded and replaced with the Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CHESAPEAKE INVESTMENT TRUST (fka GARDNER LEWIS INVESTMENT TRUST)		U.S. BANK, N.A.

By:	/s/ W. Whitfield Gardner	By:	/s/ Michael R. McVoy

Printed Name: W. Whitfield Gardner		Printed Name: Michael R. McVoy

Title:	Chairman	Title:	Senior Vice President

6/2016	1

EXHIBIT C

Fund Names

Separate Series of Chesapeake Investment Trust

Name of Series

Chesapeake Growth Fund

6/2016	C-1